Item 77C  DWS Multi-Market Income Trust

Registrant incorporates by reference to its
Proxy Statement filed on April 7, 2008
(SEC Accession No. 0000950137-08-005144).
The Annual Meeting of Shareholders of DWS
Multi-Market Income Trust (the
"Fund") was held on May 20, 2008 at the offices
of Deutsche Asset Management,
345 Park Avenue, New York, NY 10154. The
following matter was voted upon
by the shareholders of said Fund (the resulting
votes are presented below):
1.	To elect thirteen Trustees to the Board
of the Fund.


Number of Votes:
Trustees
For
Withheld
John W. Ballantine
20,361,139
730,483
Henry P. Becton, Jr.
20,366,667
724,955
Dawn-Marie Driscoll
20,343,551
748,071
Keith R. Fox
20,296,264
795,358
Paul K. Freeman
20,380,320
711,302
Kenneth C. Froewiss
20,360,318
731,304
Richard J. Herring
20,370,942
720,680
William McClayton
20,379,916
711,706
Rebecca W. Rimel
20,360,169
731,453
William N. Searcy, Jr.
20,371,453
720,169
Jean Gleason Stromberg
20,356,244
735,378
Robert H. Wadsworth
20,383,642
707,980
Axel Schwarzer
20,279,326
812,296

Until recently, substantially all DWS open-end funds and most DWS closed-end funds were overseen by one of two boards of directors or trustees (the "Boards").
In 2007, each Board, including the Board that has historically overseen the Fund
(the "Chicago Board"), determined that the formation of a single consolidated
Board overseeing all DWS funds (the
"Consolidated Board") would be in the best interests of the funds and their shareholders.
Accordingly, each Board approved a
plan to consolidate the Chicago Board with the other primary DWS fund board
(the "New York Board"). (The geographic
references in the preceding sentences
merely indicate where each Board historically held most of its meetings.)
Effective May 20, 2008, with the election of the above-named Directors, the
Fund is governed by the Consolidated Board. The
Consolidated Board consists of
five members from the Fund's original Chicago
Board (John W. Ballantine, Paul
K. Freeman, William McClayton, Axel Schwarzer, and Robert H. Wadsworth) and eight members from the New York Board
(Henry P. Becton, Jr., Dawn-Marie
Driscoll, Keith R. Fox, Kenneth C. Froewiss,
Richard J. Herring, Rebecca W.
Rimel, William N. Searcy, Jr., and Jean Gleason
Stromberg). Prior to
consolidation, four members of the Fund's original Board (Donald L. Dunaway,
James R. Edgar, Robert B. Hoffman, and Shirley
D. Peterson) either resigned or
did not stand for reelection.


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Settings\Temporary Internet Files\OLK21\Item
77C
MMIT.rtf